Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
February 1, 2006	Bob Varettoni
212-395-7726
robert.a.varettoni@verizon.com

Verizon Communications Merges Financing Subsidiary

Into Parent Company and Simplifies

Future Financing Arrangements

NEW YORK — Verizon Communications Inc. (NYSE:VZ) announced that its wholly-owned financing subsidiary, Verizon Global Funding Corp., has merged with and into Verizon Communications, effective today. Verizon Communications also announced that its other financing subsidiary, Verizon Network Funding, would discontinue the issuance of commercial paper by the end of the first quarter of 2006.

These actions will simplify Verizon’s future financing arrangements, since virtually all capital-raising transactions in the future will be conducted by Verizon Communications.

Verizon Global Funding previously issued short- and long-term debt and entered into credit agreements and other capital-raising transactions on behalf of Verizon Communications and its subsidiaries. Its debt totaled approximately $15.3 billion at year-end 2005.

Verizon News Release, page 2

These obligations were originally issued with a support agreement from Verizon Communications and are now, through operation of law, direct obligations of Verizon Communications. Similarly, the $3.4 billion debt obligations of GTE Corp. that had been guaranteed by Verizon Global Funding are now, through operation of law, guaranteed by Verizon Communications. Verizon Communications is also now the sole borrower under its $6 billion credit agreement.

Verizon anticipates that the credit rating agencies will assign ratings to Verizon Communications’ debt equivalent to the ratings that were assigned to Verizon Global Funding’s debt.

Verizon Network Funding currently issues commercial paper for the benefit of Verizon’s telephone companies. Following the termination of this commercial paper program, funding for the Verizon telephone companies will be obtained by Verizon Communications.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 51.3 million customers nationwide; one of the most expansive wholly-owned global IP networks; and one of the nation’s premier wireline networks, serving home, business and wholesale customers. Based in New York, Verizon has a diverse workforce of approximately 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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